 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 25, 2022, relating to the financial statements and financial highlights of Great Lakes Disciplined Equity Fund, Great Lakes Large Cap Value Fund, and Great Lakes Small Cap Opportunity Fund, each a series of Managed Portfolio Series, for the year ended March 31, 2022, and to the references to our firm in the Summary of Key Information, Other Matters, and Exhibits sections.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

October 20, 2022